AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (AGREEMENT) between Temple Summit Financial Projects, Inc., a Nevada corporation ( hereafter "TSFP" ), and Beijing Wintech Science and Technology Corp. (Beijing Winting Keji Youxian Gongsi), a Chinese corporation (hereafter "WINTECH") and the persons listed in exhibit A hereof (collectively the Shareholders), being the owners of record of the majority issued and outstanding stock of WINTECH.

Whereas, TSFP wishes to acquire and the Shareholders agree to transfer all of the issued and outstanding securities of the WINTECH in a transaction intended to qualify as a reorganization within the meaning of section 368(a)(1)(B) of the internal Revenue code of 1986, as amended.

Now,   therefore,   TSFP,   WINTECH,   and  Shareholders   adopt  this  plan  of
reorganization and agree as follow:

1.       Exchange of Stock

1.1 Number of Shares. The shareholders agree to transfer to TSFP at the Closing (defined below) all the shares of common stock of WINTECH, $0.001 par value per share, shown opposite their name in exhibit A, in exchange for an aggregate of 12 million shares of voting common of TSFP, $0.001 par value per share, at an exchange ratio of one shares of TSFP common stock for each share of WINTECH common stock.

1.2 Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of WINTECH common stock shall surrender such certificate(s) for the number of full shares of TSFP common stock into which the shares of WINTECH common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of WINTECH shares by the Shareholders shall be effected by the delivery to TSFP at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

l.3 Fractional Shares. Fractional shares of TSFP common stock shall not be issued, but in lieu thereof TSFP shall round up fractional shares to the next highest whole number.

l.4 Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as TSFP may request in order more effectively to sell, transfer, and assign the transferred stock to TSFP and to confirm TSFP's title thereto.

l.5 Securities Outstanding After Closing. Immediately following the Closing, there will be issued and outstanding in TSFP 12,690,484 common shares.

2.       Exchange of Other Securities

2.l Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of WINTECH owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of TSFP.

2.2 Ratio of Exchange. The securities of WINTECH owned by the Shareholders, and the relative securities of TSFP for which they will be exchanged, are set out opposite their names in Exhibit A.

3. Closing

The closing contemplated herein shall be held on July 15, 2000 at Dallas, Texas unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceedings shall be deemed taken nor documents deemed executed or delivered until all have been taken delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile, telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4. Unexchanged Certificates. Until surrendered, each outstanding certificates that prior to the Closing represented WINTECH common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of TSFP common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of WINTECH common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.       Representations and Warrants of WINTECH

WINTECH represents and warrants as follows:

5.1 Corporate Status. WINTECH is a corporation duly organized, validly existing, and in good standing under the laws of the People's Republic of China and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2 Capitalization. The authorized capital stock of WINTECH consists of 20 million shares of common stock, $0.001 par value per share, of which 12 million shares are issued and outstanding, all fully paid and non assessable. There are no shares of preferred stock issued or authorized.

5.3      Subsidiaries.  WINTECH has no Subsidiaries.

5.4 Financial Statements. The audited financial statements of WINTECH of March 3l, 2000 or such other period as acceptable to TSFP (WINTECH's Financial Statements) furnished to TSFP are correct and fairly present the financial condition of WINTECH as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5 Undisclosed Liabilities. WINTECH had no liabilities of any nature except to the extent reflected or reserved against in WINTECH's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and WINTECH's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in WINTECH's Financial Statements.

5.6 Absence of Material Changes. Between the date of WINTECH's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of WINTECH and delivered to TSFP, (1) any changes in WINTECH's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to WINTECH's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of WINTECH's capital stock, or any direct or indirect redemption, purchase, or other TSFP of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7 Litigation. There is no litigation or proceeding pending, or to WINTECH's knowledge threatened, against or relating to WINTECH, its properties or business, except as set forth in a list certified by the president of WINTECH and delivered to TSFP.

5.8 Contracts. WINTECH is not a party to any material contract other than those listed as attachment hereto.

5.9 No Violation. Execution of this agreement and performance by WINTECH hereunder has been duly authorized by all requisite corporate action on the part of WINTECH, and this Agreement constitutes a valid and binding obligation of WINTECH, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of WINTECH is subject or by which WINTECH is bound.

5.10 Taxes. WINTECH has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. WINTECH has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, by have not become payable, they have been adequately reflected as liabilities on the books of WINTECH and are reflected in the financial statements furnished hereto.

5.11 Title to Property. WINTECH has good and marketable title to all properties and assets, real and personal, reflected in WINTECHis Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and WINTECHis properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

5.12 Corporate Authority. WINTECH has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.13 Access to Records, From the date of this Agreement to the Closing, WINTECH will:

(1) give to TSFP and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that TSFP may inspect and audit them and (2) furnish such information concerning WINTECH's properties and affairs as TSFP may reasonably request.

5.14 Confidentiality. Until the Closing (and permanently if there is no Closing), WINTECH and the Shareholders will keep confidential any information which they obtain from TSFP concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, WINTECH and the Shareholders will return TSFP all written matter with respect to TSFP obtained by them in connection with the negotiation or consummation of this Agreement.

6.       Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

6.1 Title of Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of WINTECH shares which are listed in the attached schedule and which they have contracted to exchange.

6.2 Litigation. There is no litigation or proceedings pending, or to each Shareholders knowledge threatened, against or relating shares of WINTECH held by the Shareholders.

7.       Representations and Warranties of TSFP

The TSFP represents and warrants as follows;

7.1 Corporate Status. TSFP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2 Capitalization. The authorized capital stock of TSFP consists of 300 million shares of common stock, $0.001 par value per share, of which 690,484 shares are issued and outstanding, all fully paid and non assessable and no shares of non-designated preferred stock. There are no shares of preferred stock issued or authorized, warrants or options.

7.3   Subsidiaries.  TSFP has no subsidiaries.

7.4 Public Company. TSFP filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on May 03, 2000 registering its common stock. See attached Schedule B.

7.5 Public Filings. TSFP has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6 Financial Statement. The audited financial statements of TSFP for the peorid ended April 30, 2000 and for the interim peoriod thru June 30, 2000 or such other period as acceptable WINTECH (TSFP's Financial Statements) furnished to WINTECH are correct and fairly present the financial condition of TSFP as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7 Undisclosed Liabilities. TSFP had no liabilities of any nature except to the extent reflected or reserved against in TSFP's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and TSFP's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in TSFP's Financial Statements.

7.8 Absence of Material Changes. Between the date of TSFP's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of TSFP and delivered to WINTECH, (1) any changes in TSFP's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to TSFP's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of TSFP's capital stock, or any direct or indirect redemption, purchase, or other TSFP of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9 Litigation. There is no litigation or proceeding pending, or to the Companies knowledge threatened, against or relating to TSFP, its properties or business, except as set forth in a list certified by the president of TSFP and delivered to WINTECH.

7.10 Contracts. TSFP is not a party to any material contract other than those listed as an attachment hereto.

7.11 No Violation. Execution of this Agreement and performance by TSFP hereunder has been duly authorized by all requisite corporate action on the part of TSFP, and this Agreement constitutes a valid and binding obligation of TSFP, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of TSFP is Subject or by which TSFP is bound.

7.12 Taxes. TSFP has filed in correct form all federal, state, and other tax returns of very nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. TSFP has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of TSFP and are reflected in the financial statements furnished hereto.

7.13 Title to Property. TSFP has good and marketable title to all properties and assets, real and personal, reflected in TSFP's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and TSFP's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.14 Corporate Authority. TSFP has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.15 Confidentiality. Until the Closing (and permanently if there is no Closing), TSFP and its representatives will keep confidential any information which they obtain from WINTECH concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, TSFP will return to WINTECH all written matter with respect to WINTECH obtain by it in connection with the negotiation or consummation of this Agreement.

7.16 Investment Intent. TSFP is acquiring the WINTECH shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and TSFP has no commitment or present intention to liquidate WINTECH or to sell or otherwise dispose of its stock.

8.       Conduct Pending the Closing

TSFP, WINTECH and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1 No change will be made in the charter documents, by-laws or other corporate documents of TSFP or WINTECH.

8.2 This Agreement will be submitted for shareholder approval with a favorable recommendation by the Board of Directors of each of WINTECH and TSFP and the Board of Directors of each will use its best efforts to obtain the requisite shareholder approval.

8.3 WINTECH and TSFP will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4 Prior to closing, none of the Shareholders will sell, transfer, assign, hypothecate lien, or otherwise dispose or encumber the WINTECH shares of common stock owned by them.

9.       Conditions Precedent to Obligation of WINTECH and the Shareholders

WINTECH's and the Shareholder's obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by WINTECH or the Shareholders as appropriate:

9.1 TSFP's Representations and Warranties. The representations and warranties of TSFP set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 TSFP's Covenants. TSFP shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of TSFP.

9.4 Supporting Documents of TSFP. TSFP shall have delivered to WINTECH and the Shareholders supporting documents in form and substance reasonably satisfactory to WINTECH and the Shareholders, to the effect that:

(a) TSFP is a corporation duly organized, validly existing, and in good standing;
(b)  TSFP's authorized capital stock is as set forth herein;
(c) Certified copies of the resolutions of the Board of Directors of TSFP authorizing the execution of this Agreement and the consummation hereof; (d) Secretary's certificate of incumbency of the officers and directors of TSFP; (e) TSFP's Financial Statement and unaudited financial statement for the period from the date of the audited financial statements to the close of most recent fiscal quarter; and (f) Any document as may be satisfied herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.      Conditions Precedent to Obligation of TSFP

TSFP's obligation to consummate this merger shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by TSFP:

10.5 WINTECH's and the Shareholder's Representations and Warranties. The representations and warranties of WINTECH and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date except as affected by transactions contemplated hereby.

10.6 WINTECH's and the Shareholder's Covenants. WINTECH and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.7 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of WINTECH.
10.8 Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of WINTECH.
10.9 Supporting Documents of WINTECH. WINTECH shall have delivered to TSFP supporting documents in form and substance reasonably satisfactory to TSFP to the effect that:

(a) WINTECH is a corporation duly organized, validly existing and in good standing;
(b)  WINTECH's capital stock is as set forth herein;
(c) Certified copies of the resolutions of the board of directors of WINTECH authorizing the execution of this Agreement and the consummation hereof;
     (d) Secretary's certificate of incumbency of the officers and directors of WINTECH;
(e) WINTECH's Financial Statements and unaudited financial statements for the period from the date of the audited financial statements to the close of the most recent fiscal quarter; and (f) Any document as maybe satisfied herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.      Indemnification

11.1 Indemnification of TSFP. WINTECH and the Shareholders severally (and not jointly) agree to indemnify TSFP against any loss, damage, or expense (including reasonable attorney fees) suffered by TSFP from (1) any breach by WINTECH or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by WINTECH or the Shareholders herein; provided, however, that (a) TSFP shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $100,000 in the aggregate and (b) TSFP shall give notice of any claims hereunder within 24 months beginning on the date of Closing. No loss, damage, or expense shall be deemed to have been sustained by TSFP to the extent of insurance proceeds paid to, or tax benefits realizable by, TSFP as a result of the event giving rise to such right to indemnification.

11.2 Proportionate Liability. The liability of each Shareholder under this section shall be in the proportion that the total number of TSFP shares to be received by him bears to the total number of TSFP shares to be received by all the Shareholders and shall in no event exceed 25% of the value of the TSFP shares received by such shareholder. With respect to Shareholders that are estates, trusts, or custodian ships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3 Indemnification of WINTECH and the Shareholders. TSFP agrees to indemnify WINTECH and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by WINTECH or by any of the Shareholders from
(1) any breach by TSFP of this Agreement or (2) any inaccuracy in or breach of any of TSFP's representations, warranties, or covenants herein.

11.4 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either WINTECH, the Shareholders or TSFP if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either WINTECH, the Shareholders or TSFP if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13. Shareholders' Representative. The Shareholders hereby irrevocably designate and appoint Yonghong Dong as their agent and attorney in fact (Shareholder's representative) with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests, and other communications hereunder: to fix and alter on their behalf the date, time, and place of Closing: to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification maybe made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify TSFP hereunder.

14,  Survival  of  Representations  and  Warranties.   The  representations  and
warranties of the WINTECH, the Shareholders and TSFP set out herein shall survive the Closing.

15.      Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Site. The site of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The site of counterclaims will be the same as the site of the original arbitration. Any disputes concerning site will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorneys fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

16.      General Provisions

16.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to TSFP, to:

TEMPLE SUMMIT FINANCIAL PROJECTS, INC.
223 E. F.M. 1382
Suite 12720
Cedar Hill, TX.  75104


If to WINTECH, to:

Yonghong Dong
Room 510, DSP Building
17 Zhongguancun Road
Beijing, China

If to the Shareholder, to:

Yonghong Dong
Room 510, DSP Building
17 Zhongguancun Road
Beijing, China

16.5 Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

16.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8 Effective  Date.  This  effective date of this Agreement  shall be July 15,
2000.

                                      Temple Summit Financial Projects, Inc.


                                      By______________________________________
             Cal Mees

                                     WINTECH

                                      By______________________________________
                                                       Yonghong Dong